MINDESTA Provides Update on Distribution of Northern Graphite Shares

Ottawa, Canada – (Market Wire) – November 14, 2011 – Mindesta Inc. (“Mindesta” or the “Company”) (OTCBB:MDST) is providing the following update with respect to the distribution to the Company’s shareholders of the common shares of Northern Graphite Corporation (“Northern”) which it owns.

The Company owns 9,750,000 common shares of Northern of which 7,312,500 remain subject to an escrow agreement imposed by Canadian securities laws and the TSX Venture Exchange (“TSXV”) as part of Northern’s initial public offering. The escrowed shares are being released in equal tranches of 1,462,500 shares every six months from the date that Northern became listed on the TSXV, being April 20, 2011. The terms of the escrow provide for the early release of the shares to permit their distribution to Mindesta’s shareholders, subject to TSXV approval. The Company has applied to the TSXV for the early release of the shares from escrow to facilitate this distribution but has not yet received approval.

The Company will set a record date for shareholders entitled to receive the distribution immediately after TSXV approval is received. Subject to the satisfactory review of all legal and tax issues, it is contemplated that Mindesta shareholders will receive one share of Northern for every share of Mindesta held. Mindesta currently has 8,960,081 shares outstanding as well as 562,500 options to purchase common shares.

Mindesta shareholders in possession of their physical share certificates are responsible for ensuring that their registered address information is valid and current. All inquiries regarding address changes and information on record should be directed to Heritage Transfer Agency (Phone: 416-364-9509, Fax: 416-864-0175, email: heritagetransferagency@gmail.com). Shareholders that hold their shares in a brokerage account should ensure that their broker has their current address.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

For additional information, please contact:

Gregory Bowes, CEO (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as "could", "potential", "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

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